Exhibit 99.1

Contact:	Linda Bain (linda.bain@hilton.com)	Atish Shah (atish_shah@hilton.com)
	SVP — Global Communications	Vice President — Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	(310) 205-4030 phone	310-205-8664 phone
(310) 435-3285 cell

HILTON ANNOUNCES THE RECEIPT OF REQUISITE CONSENTS FOR CERTAIN OF ITS OUTSTANDING DEBT SECURITIES AND THE AMENDMENT OF OFFERS FOR ITS 7.430% CHILEAN INFLATION-INDEXED NOTES DUE 2009 AND ITS 8.000% QUARTERLY INTEREST BONDS DUE 2031

BEVERLY HILLS, Calif., September 25, 2007 — Hilton Hotels Corporation (NYSE:HLT) (“Hilton”) announced today that it has received the requisite consents to adopt all of the proposed amendments (the “Proposed Amendments”) to the indenture with respect to its outstanding 7.625% Notes due 2008, 7.200% Notes due 2009, 8.250% Notes due 2011, 7.625% Notes due 2012 and 7.500% Notes due 2017 (collectively, the “Consented Securities”) pursuant to Hilton’s previously announced tender offers and consent solicitations for such Consented Securities.  Hilton’s tender offers and consent solicitations for the Consented Securities and for its Chilean Inflation-Indexed (UF) Notes due 2009 (the “CLP Notes”) and its 8.000% Quarterly Interest Bonds due 2031 (the “Bonds” and together with the Consented Securities and the CLP Notes, the “Securities”) are being made pursuant to the terms of Hilton’s Offer to Purchase and Consent Solicitation Statement dated September 12, 2007 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal (the “Letter of Transmittal”), as amended hereby.  The tender offers and consent solicitations are being conducted in connection with the previously announced merger agreement that provides for the acquisition of Hilton by BH Hotels LLC, an entity controlled by investment funds affiliated with The Blackstone Group L.P. (such transaction referred to herein as the “Merger”). The completion of the Merger is a condition to the completion of the tender offers and consent solicitations. However, the completion of the tender offers and consent solicitations is not a condition to completion of the Merger.

It is expected that the supplemental indenture effecting the Proposed Amendments with respect to the Consented Securities will be executed promptly.  The Proposed Amendments will become operative with respect to the Consented Securities immediately prior to the acceptance for payment of such Consented Securities pursuant to the tender offers therefor.

In addition, Hilton announced that it has amended its previously announced cash tender offer for its CLP Notes.  Following discussions with investors, Hilton has determined to amend the terms of the tender offer for the CLP Notes to provide that the “CLP Notes Total Consideration”, as defined in the Offer to Purchase and the Letter of Transmittal and other tender offer documents, for each CLP50,000 original principal amount validly tendered and not validly withdrawn pursuant to the tender offer for such CLP Notes will be CLP65,560.95, payable in U.S. dollars based on the Observed Exchange Rate, as defined in the Officers’ Certificate for the CLP Notes, which is published at or about 5:00 p.m. (Santiago, Chile time) on the second business day prior to the Offer Expiration Date for CLP Notes purchased pursuant to the tender offer for such securities, namely on October 9, 2007 if the tender offer for the CLP Notes is not extended.  As amended, the CLP Notes Total Consideration includes a consent payment of CLP2,000 per CLP50,000 original principal amount of CLP Notes, which consent payment will be payable in respect of CLP Notes validly tendered at or prior to the Amended Consent Payment Deadline (as defined below).  Holders validly tendering and not withdrawing their CLP Notes after the Amended Consent Payment Deadline and at or prior to the Offer Expiration Date (as defined below), will be eligible to receive only the CLP Notes tender offer consideration which is equal to the total consideration less the consent payment, for their CLP Notes.

Further, Hilton announced that it has extended the consent payment deadline applicable to the CLP Notes and the Bonds.  Holders who wish to receive the applicable total consideration for their CLP Notes or Bonds must validly tender and not validly withdraw their securities at or prior to 5:00 p.m., New York City time, on October 1, 2007, unless extended or earlier terminated (the “Amended Consent Payment Deadline”).  CLP Notes and Bonds tendered may be withdrawn at any time prior to the Amended Consent Payment Deadline, but not thereafter.

Except as described in this press release, the other terms of the tender offers and consent solicitations for the CLP Notes, the Bonds and the Consented Securities as set forth in the Offer to Purchase and the Letter of Transmittal, remain unchanged.

The consent payment deadline applicable to the Consented Securities has now passed and withdrawal rights with respect to the Consented Securities have terminated.  Holders of Consented Securities who have not already tendered their Consented Securities may do so at any time at or prior to the Offer Expiration Date (as defined below), but such holders will only be eligible to receive the applicable tender offer consideration, which is an amount, paid in cash, equal to the applicable total consideration less the applicable consent payment, for their Consented Securities.

The offer for each issue of Securities will expire at 8:00 a.m., New York City time, on October 11, 2007, unless extended or earlier terminated by Hilton (the “Offer Expiration Date”).  As indicated in the Offer to Purchase, it is expected that the Offer Expiration Date will be extended to coincide with the date that the Merger becomes effective.

Each tender offer and consent solicitation is being made independently of the other tender offers and consent solicitations and Hilton reserves the right to terminate, withdraw or amend each tender offer and consent solicitation independently of the other tender offers and consent solicitations at any time and from time to time.

The tender offers and consent solicitations relating to the Securities are made upon the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal, as amended hereby. The tender offers and consent solicitations are subject to the satisfaction of certain conditions, including receipt of consents sufficient to approve the Proposed Amendments and the Merger having occurred, or such Merger occurring substantially concurrent with the Offer Expiration Date. Further details about the terms and conditions of the tender offers and the consent solicitations are set forth in the Offer to Purchase.

Hilton has retained Bear, Stearns & Co. Inc. and UBS Investment Bank to act as the lead Dealer Managers for the tender offers and lead Solicitation Agents for the consent solicitations, and they can be contacted at (877) 696-BEAR (toll-free) ((212) 272-5112 (collect)) and (888) 719-4210 (toll-free) ((203) 719-4210 (collect)), respectively. Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are also acting as Dealer Managers and Solicitation Agents in connection with the tender offers and the consent solicitations. The Offer to Purchase and other documents relating to the tender offers and consent solicitations are expected to be distributed to holders beginning today. Requests for documentation may be directed to Global Bondholder Services Corporation, the Information Agent, which can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 924-2200 (for all others toll-free).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Securities. The offer to buy the Securities is only being made pursuant to the Offer to Purchase and Letter of Transmittal, as amended hereby. The tender offers and consent solicitations are not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the tender offers and consent solicitations to be made by a licensed broker or dealer, the tender offers and consent solicitations will be deemed to be made on behalf of Hilton by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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About Hilton Hotels Corporation

Hilton Hotels Corporation (NYSE:HLT) is the leading global hospitality company, with 2,896 properties totaling approximately 490,000 rooms in 76 countries and territories.

The company owns, manages or franchises a hotel portfolio of some of the best known and highly regarded brands, including Hilton®, Conrad® Hotels & Resorts, Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton Garden Inn®, Hilton Grand VacationsTM, Homewood Suites by Hilton® and The Waldorf=Astoria Collection®.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning the proposed transaction with Blackstone, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Hilton’s filings with the Securities and Exchange Commission (SEC). Specifically, Hilton makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in the Hilton SEC reports or periodic reports, the proposed transaction with Blackstone described in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Hilton and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the failure to obtain the necessary debt financing arrangements set forth in a commitment letter received in connection with the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Hilton’s ability to control or predict.

Hilton undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.